Execution Copy

STOCK PURCHASE AGREEMENT

by and among

NATIONAL INVESTMENT MANAGERS INC.,

THE PENSION GROUP, INC.,

PETER R. STEPHAN,
individually and as Trustee of The Stephan Family Trust Dated August 2, 1993,

JAMES R. NORMAN, JR.,
individually and as Trustee of The Norman Living Trust Dated December 7, 2005,

and

RISE SPIEGEL,
individually and as Trustee of The Rise Norris Spiegel Trust Dated November 16, 2005

Dated as of November 21, 2008

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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LIST OF EXHIBITS

Exhibits

Exhibit A	Form of Notes
Exhibit B-1	Form of Stephan Employment Agreement
Exhibit B-2	Form of Norman Employment Agreement
Exhibit B-3	Form of Spiegel Employment Agreement
Exhibit C	Form of Release
Exhibit D	Form of Guaranty and Security Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of November 21, 2008 (this “Agreement”), is by and among National Investment Managers Inc., a Florida corporation (the “Purchaser”), The Pension Group, Inc., a California corporation (the “Company”), Peter R. Stephan, an individual resident of the State of California, in his individual capacity and as Trustee of The Stephan Family Trust Dated August 2, 1993 (in either capacity, jointly and severally with the other, “Stephan”), James R. Norman, Jr., an individual resident of the State of California, in his individual capacity and as Trustee of The Norman Living Trust Dated December 7, 2005 (in either capacity, jointly and severally with the other, “Norman”), and Rise Spiegel, an individual resident of the State of California, in her individual capacity and as Trustee of The Rise Norris Spiegel Trust Dated November 16, 2005 (in either capacity, jointly and severally with the other, “Spiegel”). Stephan, Norman and Spiegel are sometimes referred to herein collectively as the “Principals” or “Trusts” and individually as a “Principal” or “Trust” as the context requires. The Purchaser, the Principals, the Trusts and the Company are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.

BACKGROUND

A. The Trusts are the registered and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B. The Trusts desire to sell to the Purchaser, and the Purchaser desires to purchase from the Trusts, all of the Shares, subject to the terms and conditions contemplated by this Agreement.

C. The respective Boards of Directors of the Purchaser and the Company have each determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and shareholders and accordingly have approved such transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I. DEFINITIONS

“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.

“Adjusted EBITDA” for any period, means the net income of the Company for such period plus, to the extent deducted in computing such net income (without duplication), (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) Selling Expenses, (e) Bonus Payments, if any, paid in accordance with Section 8.2(c)(i) below, (f) any extraordinary nonrecurring losses or charges (including excess compensation paid to Sellers prior to the Closing Date), (g) management charges, overhead and the like allocated to the Company after the Closing by the Purchaser or any Affiliate of the Purchaser, (h) with respect to goods and/or services provided after the Closing to the Company by the Purchaser or any Affiliate of the Purchaser, any charges for such goods and/or services to the extent such charges exceed what the Company would otherwise be charged for such goods and/or services in transactions with un-Affiliated parties; and minus, to the extent added in computing such net income (without duplication), (i) interest income, and (ii) extraordinary nonrecurring gains, all determined in accordance with GAAP. A calculation of Adjusted EBITDA as of December 31, 2007 is set forth in Section 1.1(a) of the Disclosure Schedule.

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise. The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or any of the Sellers in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Bonus Amounts” means any and all bonus and incentive compensation amounts that have been or should have been accrued for or are payable to the officers, directors, employees or consultants of the Company (including the employer portion of any employment, payroll, social security, unemployment or similar Taxes related to such Bonus Amounts) as of the Closing Date. The certificate referenced in Section 3.2(j) will set forth the entire amount of the Bonus Amounts of the Company as of the Closing Date (indicating the amount and the Person to whom such Bonus Amount is owed).

“Bonus Payment” has the meaning set forth in Section 8.2(c)(i).

“Buyout Date” has the meaning set forth in Section 8.2(j)(ii).

“Buyout Notice” has the meaning set forth in Section 8.2(j)(ii).

“Buyout Option” has the meaning set forth in Section 8.2(j)(ii).

“Cash Proceeds” has the meaning set forth in Section 2.3(a)(i).

“Cash Purchase Price” has the meaning set forth in Section 2.3(a)(ii).

“Claims” has the meaning set forth in Section 10.2(b).

“Claims Notice” has the meaning set forth in Section 10.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Certificate” means any one or more of the certificates delivered by the Sellers pursuant to Section 3.2(h), 3.2(j) or 9.1(e) hereof.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 8.2(g).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company’s Knowledge” means the actual awareness of any Principal or of any officer or director of the Company and the awareness that any such person could reasonably be expected to acquire in the course of having served in any such position with the care that an ordinarily prudent person in a like position would use.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Contracts” means all written and oral contracts, agreements (including, without limitation, employment agreements and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Conversion Transaction” means a merger, consolidation, recapitalization or other transaction to which the Purchaser is a party that results in the Purchaser Shares being converted into the right to receive cash and/or other securities or property.

“Customer Advances” means an aggregate amount equal to any gross revenues billed or received by the Company to the extent such gross revenues relate to services or products that, at the time of determination, have not yet been provided by the Company, as determined in accordance with GAAP, including, to the extent applicable, any Retained Accounts Receivable.

“Disclosure Schedule” has the meaning set forth in Article IV.

“EBITDA Shortfall” has the meaning set forth in Section 2.6(b)(i).

“Election Period” has the meaning set forth in Section 8.2(j)(ii).

“Employee Plan” and “Employee Plans” have the meaning set forth in Section 5.10(a).

“Employment Agreements” has the meaning set forth in Section 3.2(c).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” shall mean any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company has been handled, treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” shall mean any Law relating to health or safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess EBITDA” means (a) Final EBITDA minus (y) Target EBITDA, for the applicable Measurement Period, provided such calculation results in a positive number.

“Existing Paybridge Referrals” has the meaning set forth in Section 5.12.

“Expiration Date” has the meaning set forth in Section 10.3(a).

“Fair Market Value” means the average closing price of Purchaser Common Stock as quoted on the OTC Bulletin Board (or other exchange in which Purchaser Common Stock may then be quoted) over a period of five consecutive trading days, the latest of which will be the trading day immediately preceding the Closing Date.

“Final EBITDA” has the meaning set forth in Section 2.6(b)(i).

“Financial Advisor” has the meaning set forth in Section 8.2(f).

“Financial Statements” has the meaning set forth in Section 5.16(a).

“First Cash Purchase Price” has the meaning set forth in Section 2.3(a)(ii).

“First Measurement Period” has the meaning set forth in Section 2.6(a).

“Foreign Plan” has the meaning set forth in Section 5.10(k).

“GAAP” means accounting principles generally accepted in the United States of America as in effect on the Closing Date, as consistently applied during the relevant period.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Gross Proceeds” has the meaning set forth in Section 2.3(a).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part). The term “Guarantee” used as a verb has a correlative meaning.

“Guaranty and Security Agreement” has the meaning set forth in Section 3.2(k).

“Hazardous Material” shall mean any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to liability under any Environmental Law.

“Holdback Amount” means $467,500.

“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (including, without limitation, accounts and trade payables (whether or not invoiced)), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for any deferred compensation or accrued incentive compensation, or (viii) for any severance payable to individuals or organizations; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness of the Company includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date to the extent the cash left in the Company’s account pursuant to Section 2.2 is insufficient to pay for such “cut” but uncashed checks, (C) cash, book or bank account overdrafts and (D) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, any of the Sellers or any of their Affiliates. The certificate referenced in Section 3.2(j) will set forth, to the Sellers’ good faith best estimate based on the Company’s Knowledge, all Indebtedness of the Company as of the Closing Date (indicating the amount and the Person to whom such Indebtedness is owed).

“Indemnification Cap” has the meaning set forth in Section 10.3(b)(ii).

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Independent Arbitrator” has the meaning set forth in Section 2.6(a).

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Intellectual Property” means all of the following that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the Closing Date or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, Internet domain names (including, without limitation, the URL www.pensions.com), trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; (c) copyrights and copyrightable works; (d) all registrations, applications and renewals for any of the foregoing; (e) trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); (f) computer software and websites (including, without limitation, source code and object code and any data and related documentation); (g) other intellectual property rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth in Section 5.14 of the Disclosure Schedule.

“IRCA” has the meaning set forth in Section 5.9(d).

“IRS” means the Internal Revenue Service.

“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority as well as foreign collective bargaining agreements and regulations of the employers’ liability insurance association.

“Leased Real Property” has the meaning set forth in Section 5.4(b).

“Liability Claim” has the meaning set forth in Section 10.2(a).

“Liens” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 10.2(b).

“Loss” and “Losses” means: (a) all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements; and (b) with respect to any Liability Claim asserted by a Purchaser Indemnified Party related to any inaccuracy or misrepresentation regarding the Company’s pre-Closing Adjusted EBITDA that was relied upon by the Purchaser in determining the Gross Proceeds, diminution in value of the Company determined using the multiple of such Adjusted EBITDA that was relied upon by the Purchaser in determining such Gross Proceeds, exclusive of the value attributed to www.pensions.com as disclosed in that certain letter of intent, dated April 24, 2008, between the Purchaser and the Company.

“Measurement Periods” has the meaning set forth in Section 2.6(a).

“Non-Compete Period” means the five-year period immediately following the Closing Date.

“Norman” has the meaning set forth in the Preamble.

“Norman Employment Agreement” has the meaning set forth in Section 3.2(c).

“Note” and “Notes” have the meaning set forth in Section 2.3(a)(iii).

“Objections Statement” has the meaning set forth in Section 2.6(a).

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“OTC Bulletin Board” means the regulated electronic quotation service offered by the National Association of Securities Dealers that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities.

“Party” and “Parties” have the meaning set forth in the Preamble.

“PayBridge” means PayBridge, LLC, an Ohio limited liability company.

“Paybridge Contract” means that certain Agreement, dated as of November 26, 2007, by and among PayBridge, PSL and the Company, as it may be amended, restated, supplemented or replaced.

“Permits” means any license, permit, authorization, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date and (b) those matters that are set forth in Section 1.1(c) of the Disclosure Schedule.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.2(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.2(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Principal” and “Principals” has the meaning set forth in the Preamble.

“Privilege Period” has the meaning set forth in Section 7.2(b)(iv).

“PSL” means Paybridge Solutions, LLC, a California limited liability company and Affiliate of the Company.

“Purchase Price” has the meaning set forth in Section 2.3(a)(iv).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Advisors” has the meaning set forth in Section 8.1(a).

“Purchaser Common Stock” means the common stock, par value $0.001 per share, of Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 10.1(a).

“Purchaser Shares” has the meaning set forth in Section 2.3(a)(iv).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 5.4(b).

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Restricted Territory” means: (a) the State of California and each State contiguous to the State of California; and (b) all of the specific customer accounts of the Company, whether within or outside of the geographic area described in clause (a) above, with which any Principal had any contact or for which any Principal had any responsibility (either direct or supervisory) immediately prior to the Closing, at any time during the two-year period prior to the Closing, or at any time during the Non-Compete Period.

“Retained Accounts Receivable” means all accounts receivable and other receivables generated in the Ordinary Course of Business of the Company, including, without limitation, notes receivables of the Company existing as of the Closing Date. The certificate referenced in Section 3.2(j) will set forth a true and complete list of the Sellers’ best estimate of all Retained Accounts Receivable as of the Closing Date.

“Returns” means all returns, declarations, statements, reports, claims for refund, information returns and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Second Cash Purchase Price” has the meaning set forth in Section 2.3(a)(ii).

“Second Measurement Period” has the meaning set forth in Section 2.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means, collectively, the Principals and the Trusts, with each being a “Seller”.

“Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company (including expenses incurred by the Company on behalf of the Sellers) relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including, without limitation, all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, retention bonuses, “stay” bonuses and sale bonuses owed by the Company triggered prior to or in connection with the transactions contemplated by this Agreement (including the employer portion of any related employment, payroll, social security, unemployment or similar Taxes). The certificate referenced in Section 3.2(j) will set forth the entire amount of the Selling Expenses of the Company as of the Closing Date (indicating the amount and the Person to whom such Selling Expense is owed).

“Shares” has the meaning set forth in Background Paragraph A.

“Special Representations” means the representations and warranties listed in clauses (i) and (ii) of Section 10.3(a), excluding the representations and warranties set forth in Section 5.17 (Undisclosed Liabilities).

“Spiegel” has the meaning set forth in the Preamble.

“Spiegel Employment Agreement” has the meaning set forth in Section 3.2(c).

“Statement of Operations” has the meaning set forth in Section 2.6(a).

“Stephan” has the meaning set forth in the Preamble.

“Stephan Employment Agreement” has the meaning set forth in Section 3.2(c).

“Straddle Period” has the meaning set forth in Section 7.2(a).

“Subsidiary” or “Subsidiaries” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Personal Property” has the meaning set forth in Section 5.4(c).

“Target EBITDA” means (a) with respect to the First Measurement Period, $995,775, and (b) with respect to the Second Measurement Period, $1,060,500.

“Tax” means any (a) foreign, United States federal, state, or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability for the payment of any amounts of any of the foregoing types as a result of being a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” means any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company.

Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.

“Tier 1 Payment” means all amounts paid or otherwise owing to PSL under the Paybridge Contract with respect to revenues generated as fees and/or float, after sales commissions, for clients referred to PayBridge by PSL.

“Tier 2 Payment” means all amounts paid or otherwise owing to PSL under the Paybridge Contract with respect to revenues generated as fees and/or float for clients referred to PayBridge by other service providers that were introduced to PayBridge by PSL.

“Transfer Taxes” has the meaning set forth in Section 7.2(e).

“Triggering Event” means the occurrence of any of the following: (a) Stephan’s employment with the Company ends after the Closing due to a Termination Without Cause or a Resignation For Good Reason (each as defined in the Stephan Employment Agreement), (b) Norman’s employment with the Company ends after the Closing due to a Termination Without Cause or a Resignation For Good Reason (each as defined in the Norman Employment Agreement), or (c) Spiegel’s employment with the Company ends after the Closing due to a Termination Without Cause or a Resignation For Good Reason (each as defined in the Spiegel Employment Agreement).

“Trust” or “Trusts” has the meaning set forth in the Preamble.

II. PURCHASE AND SALE

2.1. Purchase and Sale of the Shares. At the Closing, the Purchaser shall purchase (or cause to be purchased) from the Trusts, and the Trusts shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”).

2.2. Retained Assets. The Parties agree that the Company shall have the right, at or prior to the Closing, to distribute to the Sellers pro rata based on their percentage ownership of the Shares (a) all of the cash and cash equivalents of the Company other than an amount of cash sufficient to pay for all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date and (b) the Retained Accounts Receivable, without adjustment to the Purchase Price.

2.3. Purchase Price.

(a) In full consideration for the transfer of the Shares, the Purchaser shall pay (or cause to be paid) to the Trusts an aggregate amount equal to Four Million Six Hundred Seventy-Five Thousand Dollars ($4,675,000) (the “Gross Proceeds”) or such lesser amount resulting from deductions, if any, pursuant to this Section 2.3(a)) consisting of:

(i) an amount in cash equal to $2,805,000 plus an amount in cash, if any, the Purchaser determines to pay to the Trusts pursuant to Section 2.3(a)(iv) below, payable at the Closing (the “Cash Proceeds”), minus (A) any and all outstanding Indebtedness of the Company as of the Closing Date, (B) any and all Customer Advances as of the Closing Date, (C) any and all Selling Expenses, (D) any and all Bonus Amounts, and (E) the Holdback Amount (such amount resulting from the deductions, if any, to the Cash Proceeds is referred to herein as the “First Cash Purchase Price”);

(ii) $935,000 in cash payable within 90 days after the Closing (the “Second Cash Purchase Price” and together with the First Cash Purchase Price, the “Cash Purchase Price”);

(iii) $467,500 payable under two promissory notes (one payable 14 months after the Closing and one payable 26 months after the Closing, subject to extension as provided therein), each in the amount of $233,750 (subject to adjustment as set forth in Section 2.6) and substantially in the form attached hereto as Exhibit A (each, a “Note” and together, the “Notes”); and

(iv) $467,500 payable in (A) shares of Purchaser Common Stock, (B) cash, or (C) any combination of the foregoing, as determined in the sole discretion of the Purchaser. The number of shares of Purchaser Common Stock issued pursuant to this Section 2.3(a)(iv) shall equal (x) $467,500 less the amount of cash, if any, the Purchaser determines to pay to the Trusts pursuant to this Section 2.3(a)(iv), divided by (y) the Fair Market Value of one share of Purchaser Common Stock as of the Closing Date. For example, if the Purchaser determines to the pay the Trusts the sum of $100,000 in cash pursuant to this Section 2.3(a)(iv) and the Fair Market Value of one share of Purchaser Common Stock is $0.50, then (I) at the Closing, the Cash Proceeds would equal $2,905,000 (i.e., $2,805,000 + $100,000 = $2,905,000) and (II) the Purchaser would issue the Trusts 735,000 shares of Purchaser Common Stock (i.e., ($467,500 - $100,000) / $0.50 = 735,000). The number of shares of Purchaser Common Stock issued pursuant to this Section 2.3(a)(iv) is referred to herein as the “Purchaser Shares”. Collectively, the Cash Purchase Price, the Purchaser Shares and the Notes are referred to herein as the “Purchase Price”.

(b) Subject to the terms of Article X, on the date that is 120 days after the Closing Date, the Purchaser shall pay or cause to be paid to the Trusts the Holdback Amount, minus the amount required to satisfy any unresolved Claims made by the Purchaser or any Purchaser Indemnified Party in accordance with the terms of Article X. In the event that any portion of the Holdback Amount is retained pursuant to the immediately preceding sentence, such retained portion will be paid to the Trusts within three (3) business days following resolution of the Claim with respect to which it was withheld, less the amount applied to resolve such Claim.

(c) At the Closing, the Purchaser shall pay (or cause to be paid) on behalf of the Company (i) to the Persons entitled thereto, all of the Indebtedness of the Company to the extent it is to be repaid in connection therewith as determined by the Purchaser, (ii) to the Persons entitled thereto, all of the Selling Expenses to the extent unpaid, and (iii) to the Persons entitled thereto, when due and payable and as reduced by applicable employment or withholding Taxes, the Bonus Amounts.

2.4. [Intentionally omitted.]

2.5. Payment of the Purchase Price.

(a) On the Closing Date, the Purchaser shall (i) pay the First Cash Purchase Price to the Trusts by bank wire transfer of immediately available funds and (ii) deliver the Notes to the Trusts.

(b) As soon as practicable, and in any event within five (5) days, after the Closing, the Purchaser shall instruct its transfer agent to issue the Purchaser Shares to the Trusts.

(c) Within 90 days after the Closing Date, the Purchaser shall pay the Second Cash Purchase Price to the Trusts by bank wire transfer of immediately available funds.

(d) All payments made to the Trusts hereunder (including the First Cash Purchase Price, the Second Cash Purchase Price, all or any portion of the Holdback Amount and the payment of principal and interest under the Notes) shall be paid to the Trusts (i) by wire transfer to the accounts listed in Section 2.5 of the Disclosure Schedule and (ii) in the following percentages among the Trusts: Stephan – 47.5%; Norman – 47.5%; and Spiegel – 5.0%. The Purchaser Shares shall be issued among the Trusts in the same percentages.

2.6. Adjustments to the Notes.

(a) Statement of Operations Calculation. Within 60 days after each of (i) the period beginning on the first day of the first full calendar month following the Closing and ending on the day immediately preceding the one-year anniversary of such date (the “First Measurement Period”) and (ii) the period beginning on the day after expiration of the First Measurement Period and ending on the day immediately preceding the one-year anniversary of such date (the “Second Measurement Period”, and together with the First Measurement Period, the “Measurement Periods”), the Purchaser shall cause to be prepared and delivered to the Principals a statement of operations of the Company (the “Statement of Operations”) for the applicable Measurement Period, determined in accordance with GAAP. Each Statement of Operations shall include a (A) calculation of the Company’s Adjusted EBITDA for the applicable Measurement Period, and (B) written determination of whether the Company achieved the Target EBITDA for such Measurement Period. If the Principals have any objections to the Statement of Operations for the applicable Measurement Period, then the Principals shall deliver to the Purchaser a statement setting forth their objections thereto, including supporting calculations and documentation (an “Objections Statement”). If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Statement of Operations for such Measurement Period, then the Statement of Operations shall be final, binding and non-appealable by the Parties. The Principals, on the one hand, and the Purchaser, on the other hand, shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of an Objections Statement, then the Principals and the Purchaser shall submit such dispute for resolution to an independent accounting firm (the “Independent Arbitrator”) mutually appointed by the Principals, on the one hand, and the Purchaser, on the other hand. If the Principals, on the one hand, and the Purchaser, on the other hand, cannot agree on the identity of the Independent Arbitrator, then they shall select the Independent Arbitrator from a list of regional accounting firms that maintain offices in Southern California; provided, however, no firm selected shall have (or have had) a material relationship with the Sellers, the Purchaser or their respective Affiliates. If the Principals, on the one hand, or the Purchaser, on the other hand, fail to cooperate in selecting the Independent Arbitrator, the cooperating Party may apply to the American Arbitration Association office located in Southern California, which office shall have the power to designate the Independent Arbitrator. The Principals and the Purchaser shall use their commercially reasonably efforts to cause the Independent Arbitrator to resolve all disagreements as soon as practicable. The resolution of the dispute by the Independent Arbitrator, or any written agreement of the Sellers and the Purchaser as to the resolution of such dispute, shall be final and binding on, and non-appealable by, the Parties. The costs and expenses of the Independent Arbitrator shall be allocated between the Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Principals claim Adjusted EBITDA for the applicable Measurement Period is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Principals, and if the Independent Arbitrator ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Sellers.

(b) Adjustments.

(i) If Adjusted EBITDA as finally determined pursuant to Section 2.6(a) (“Final EBITDA”) for the First Measurement Period is less than the Target EBITDA for the First Measurement Period, then the principal amount of the Note payable 14 months after the Closing (subject to extension as provided therein) shall decrease in an amount equal to the difference of (A) Target EBITDA minus (B) Final EBITDA, for the First Measurement Period (the “EBITDA Shortfall”).

(ii) If Final EBITDA for the Second Measurement Period is less than the Target EBITDA for the Second Measurement Period, then the principal amount of the Note payable 26 months after the Closing (subject to extension as provided therein) shall decrease in an amount equal to the difference of (A) Target EBITDA minus (B) Final EBITDA, for the Second Measurement Period.

(iii) If a reduction is made to the Note payable 14 months after the Closing (subject to extension as provided therein) pursuant to Section 2.6(b)(i), or the EBITDA Shortfall is offset against any amount owed to the Sellers under any Ancillary Agreement, and Final EBITDA for the Second Measurement Period is greater than Target EBITDA for the Second Measurement Period, then the principal amount of the Note payable 26 months after the Closing (subject to extension as provided therein) shall increase in an amount equal to the lesser of (A) Excess EBITDA for the Second Measurement Period, or (B) the EBITDA Shortfall. For the avoidance of doubt, in no event shall the Notes exceed their aggregate value on the Closing Date (except to the extent that the EBITDA Shortfall is offset against any amount owed to the Sellers under any Ancillary Agreement).

(c) Relationship of Notes to Employment Agreements. Upon the occurrence of a Triggering Event or any Event of Default (as defined in either of the Notes), the provisions of Sections 2.6(b)(i) and (ii) shall be of no force or effect thereafter and the original principal amount of the Notes shall remain fixed as of the date of such Triggering Event or Event of Default, subject to increase, however, pursuant to Section 2.6(b)(iii). For the avoidance of doubt, (A) under no circumstances will the Notes (or any of them) accelerate and become immediately due and payable solely as a result of a Triggering Event (or any component thereof), and (B) nothing herein shall affect the Purchaser’s rights of set-off set forth in Section 10.6 below.

(d) Access. After delivery of the Statement of Operations, and solely in connection therewith, the Purchaser shall permit the Principals and their representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Statement of Operations, and shall provide the Principals with copies thereof as reasonably requested by the Principals. The Principals and their representatives may make inquiries of the Purchaser and the Company and their respective employees, accountants and representatives regarding the Statement of Operations arising in the course of their review thereof, and the Purchaser shall use, and shall cause the Company to use, their commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries.

III. CLOSING, DELIVERIES AND OTHER ACTIONS

3.1. Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of those conditions) set forth in Article IX, or in such other manner and such other time as the Purchaser and the Sellers shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2. Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following items:

(a) (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Purchaser and (ii) any other documents that are necessary to transfer to the Purchaser good and valid title to the Shares free and clear of any Liens, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(b) a receipt, duly executed by the Trusts, evidencing receipt by the Trusts of the Purchase Price (other than the Second Cash Purchase Price, the Holdback Amount and Purchaser Shares);

(c) (i) an employment agreement, in the form attached hereto as Exhibit B-1, by and between the Company and Stephan (the “Stephan Employment Agreement”), duly executed by Stephan; (ii) an employment agreement, in the form attached hereto as Exhibit B-2, by and between the Company and Norman (the “Norman Employment Agreement”), duly executed by Norman; and (iii) an employment agreement, in the form attached hereto as Exhibit B-3, by and between the Company and Spiegel (the “Spiegel Employment Agreement”, and collectively with the Stephan Employment Agreement and the Norman Employment Agreement, the “Employment Agreements”), duly executed by Spiegel;

(d) releases, each in the form of Exhibit C, duly executed by each Seller;

(e) reasonably current long form good standing certificates (or equivalent document) for the Company issued by the appropriate Governmental Authority in the Company’s jurisdiction of incorporation and in each jurisdiction where the Company is qualified to do business as a foreign corporation;

(f) copies of the Certificate of Incorporation (or equivalent document) of the Company, certified by the secretary of state of its jurisdiction of incorporation, and copies of the Bylaws (or equivalent document) of the Company, certified by an officer of the Company;

(g) the original corporate record books and stock record books of the Company, and all books and records (including data stored on discs, tapes or other media) related to the Company’s business, including, to the extent available, all current and historical financial, accounting and Tax records);

(h) certificates of the Sellers required pursuant to Sections 9.1(c) and (h);

(i) non-foreign person affidavits that comply with the requirements of Section 1445 of the Code, duly executed by each Seller and reasonably satisfactory to the Purchaser;

(j) a certificate of the Sellers, dated as of the Closing Date, setting forth in sufficient detail acceptable to the Purchaser (i) to the Sellers’ good faith best estimate based on the Company’s Knowledge, all Indebtedness of the Company, (ii) all Customer Advances of the Company (other than Customer Advances not yet calculated as of the Closing Date, which Customer Advances shall remain a liability of the Sellers as Customer Advances), (iii) all Selling Expenses, (iv) all Bonus Amounts, and (v) the Sellers’ best estimate of all Retained Accounts Receivable, in each case, as of the Closing Date;

(k) a subordinated guaranty and security agreement in the form attached hereto as Exhibit D (the “Guaranty and Security Agreement”), duly executed by each of the Sellers;

(l) appropriate termination statements under the Uniform Commercial Code and other instruments as may be reasonably requested by the Purchaser to evidence the release of any and all Liens (other than Permitted Encumbrances) on any of the assets or properties of the Company;

(m) written resignations of each director and officer of the Company; and

(n) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.

3.3. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers (unless otherwise indicated herein) the following items:

(a) the First Cash Purchase Price, payable as set forth in Section 2.5;

(b) the Notes, duly executed by the Purchaser;

(c) the Employment Agreements, duly executed by the Company;

(d) the Guaranty and Security Agreement, duly executed by the Company;

(e) a certificate of the Purchaser required pursuant to Sections 9.2(c); and

(f) such other documents and instruments as the Sellers reasonably request to consummate the transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES OF THE sellers

Subject only to those exceptions and qualifications listed and described (including an identification by Section reference to the representations and warranties to which such exceptions and qualifications relate) on the Disclosure Schedule attached to this Agreement (the “Disclosure Schedule”), each Seller, severally and with respect to him or herself and not with respect to any other Seller (except that each Principal makes the following representations and warranties on a joint and several basis with any Trust for which such Principal is a trustee), represents and warrants to the Purchaser as follows:

4.1. Authority, Validity and Effect. Such Seller has all requisite authority and full legal capacity to enter into and perform his, her or its obligations under this Agreement and any Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated herein and therein. This Agreement has been, and such Ancillary Agreements, when delivered at the Closing will have been, duly executed and delivered by such Seller pursuant to all necessary authorization and, assuming due authorization, execution and delivery by the Purchaser or any other party thereto, are or will be the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).

4.2. Title to Shares. Such Seller (a) is the record and beneficial owner of the Shares as set forth in Section 5.3 of the Disclosure Schedule, (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver his, her or its Shares to the Purchaser, and (c) has good and valid title to his, her or its Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Shares of such Seller, free and clear of all Liens, other than Liens that may be created by the Purchaser.

4.3. No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by such Seller of his, her or its obligations hereunder or thereunder will (a) violate or conflict with the Certificate of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company, or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or Contract to which the Company, or such Seller is a party or by which any of their respective assets or properties are bound, (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company or such Seller, or (d) invalidate or adversely affect any Permit required for the conduct of the businesses of the Company, including, without limitation, any business license.

4.4. Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by such Seller of this Agreement or the Ancillary Agreements to which such Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

4.5. Litigation. There is no Order and no Action pending, or to the Company’s Knowledge, threatened against such Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms of this Agreement.

4.6. Purchaser Shares Legend. Such Seller acknowledges and accepts that until such time as the Purchaser Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the amount of shares that may be immediately sold as of a particular date, the certificates representing the Purchaser Shares shall be issued with restrictive legends substantially similar to the following form (and a stop-transfer order may be placed against any transfer):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

4.7. Rule 144. Such Seller acknowledges and accepts that until such time as the Purchaser Shares have been registered under the Securities Act or a Conversion Transaction occurs, if such Seller desires to sell any of his or her respective shares of the Purchaser Shares, then such Seller must comply with the terms and conditions of Rule 144 under the Securities Act, which terms and conditions include, among other things, mandatory holding periods.

4.8. Investment Representations.

(a) The Purchaser Shares acquired by such Seller are being acquired for investment only and not with a view of any distribution thereof that would violate the Securities Act or any applicable state securities laws.

(b) Such Seller (i) is financially able to hold the Purchaser Shares for long-term investment, (ii) understands that the nature and amount of the Purchaser Shares being purchased is consistent with his or her overall investment program and financial position and (iii) recognizes that there are substantial risks involved in the acquisition of the Purchaser Shares, including risk of loss of the entire amount of such investment.

(c) Such Seller confirms that he or she (i) is familiar with the Purchaser, (ii) has been given the opportunity to ask questions of the officers and directors of the Purchaser and to obtain (and has received to his or her satisfaction) such information about the business and financial condition of the Purchaser as he of she has reasonably requested and (iii) has such knowledge and experience in financial and business matters (either alone or in conjunction with a financial advisor) that he or she is capable of evaluating the merits and risks of the investment in the Purchaser Shares.

(d) Such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

V. REPRESENTATION AND WARRANTIES RELATING TO THE COMPANY

Subject only to those exceptions and qualifications listed and described (including an identification by Section reference to the representations and warranties to which such exceptions and qualifications relate) on the Disclosure Schedule, the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

5.1. Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth in Section 5.1 of the Disclosure Schedule, which are the only jurisdictions in which the Company is required to be so qualified.

5.2. Power. The Company has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

5.3. Capitalization of the Company. The authorized capital stock of the Company consists of 4,000,000 shares of common stock, without par value, of which 600,000 shares are issued and outstanding all of which have been (a) duly authorized and validly issued and are fully paid and non-assessable and (b) issued in compliance with all securities laws and all applicable agreements. All of the Shares are owned beneficially and of record by the Sellers in each case free and clear of any Liens. There are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating the Company to issue, directly or indirectly, any additional shares of its capital stock or other equity securities. The Shares represent the only issued and outstanding shares of capital stock of the Company. No former equity owner of the Company or any of its respective predecessors, and no former holder of any right to acquire any interest in the Company or any of its respective predecessors (whether by warrant, option, convertible instrument or otherwise) has any claim or rights against the Company. There are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company. Section 5.3 of the Disclosure Schedule sets forth a true and complete statement of the capitalization of the Company. The Company has no Subsidiaries.

5.4. Property.

(a) Title. Other than the Permitted Exceptions, the Company has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its tangible assets and properties free and clear of any Liens. The assets and properties owned, leased or licensed by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the operation of the business of the Company as it is currently conducted and proposed to be conducted. The Company owns no real property.

(b) Real Property Leases. Section 5.4(b) of the Disclosure Schedule sets forth a true and complete description of all real property leased, licensed to or otherwise used or occupied (but not owned) by the Company (collectively, the “Leased Real Property”), including the address thereof, the annual fixed rental, the expiration of the term, any extension options and any security deposits. A true and correct copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been delivered to the Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Company pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Company or, to the Company’s Knowledge, by the lessor, under any of the Real Property Leases, and no event has occurred with respect to the Company and, to the Company’s Knowledge, with respect to the lessor, which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any party or give any party the right to terminate, accelerate or modify any Real Property Lease. Except as set forth in Section 5.4(b) of the Disclosure Schedule, (i) no Consent is required from the lessor under any of the Real Property Leases to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) no Affiliate of the Company or any Seller is the owner or lessor of any Leased Real Property. The Company has not leased or sublet as lessor or sublessor, and no third party is in possession of, any of the Leased Real Property.

(c) Tangible Personal Property. Section 5.4(c) of the Disclosure Schedule sets forth a true and complete list, by category, of all equipment, machinery and other similar tangible personal property, with an individual original cost of $1,000 or more, that is owned or leased by the Company (the “Tangible Personal Property”). The Company is in full possession of all of its Tangible Personal Property.

(d) Absence of Violations. To the Company’s Knowledge, none of the Real Property, nor the leasing, occupancy or use of the Real Property, is in violation of any Law, including, without limitation, any building, zoning, environmental or other ordinance, code, rule or regulation. The condition and use of the Real Property conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection with the Real Property. The Company has obtained all Permits necessary for the operation of its business at the Real Property.

(e) Reassessments. To the Company’s Knowledge, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Company under any agreement relating to the Real Property.

(f) No Condemnation. To the Company’s Knowledge, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. Neither the Company nor any Seller has received any written notice or oral notice of any such proceeding, and to the Company’s Knowledge, no such proceeding is contemplated.

(g) Condition of Property. To the Company’s Knowledge, there are no material defects in, mechanical failure of, or damage to, the Real Property. To the Company’s Knowledge, the mechanical, electrical and HVAC systems serving the Real Property are in good working condition.

5.5. Litigation. There is no instance in which the Company is or has been within the previous five years (a) subject to any unsatisfied Order, or (b) a party or threatened to be made a party to any Action. To the Company’s Knowledge, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Action. There are no Actions pending or threatened that question the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

5.6. Compliance with Laws. The Company is now, and has been at all times during the previous five years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) pension administration, (b) labor relations or employment matters and related foreign social security laws, (c) zoning, (d) delivery practices and procedures, and (e) intellectual property. To the Company’s Knowledge, no proposed Law or Order exists that would be applicable to the Company and that would adversely affect any assets, properties, liabilities, operations or prospects of the Company. Neither the Company nor any Seller has received any notification or communication from any Governmental Authority threatening to revoke any Permit owned or held by the Company.

5.7. Necessary Property. The Company is the only operation through which the business of the Company is conducted, and no similar business is conducted by any Affiliate of the Company or of any Seller. The assets and properties currently owned, leased or licensed by the Company, constitute all of the assets and properties used in or necessary to conduct the business of the Company as it is currently conducted and proposed to be conducted.

5.8. Conduct of Business. Since December 31, 2007, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any adverse change in the operation of the business or the performance or financial condition of the Company. Without limiting the generality of the foregoing, since December 31, 2007 the Company has not:

(a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the Ordinary Course of Business, (ii) liabilities under Contracts entered into in the Ordinary Course of Business, and (iii) borrowings under lines of credit existing on such date;

(b) sold, assigned or transferred (including, without limitation, transfers to any employees, shareholders or Affiliates) any assets or properties except in the Ordinary Course of Business, or canceled any debts or claims;

(c) waived any rights of value or suffered any losses;

(d) declared or paid any dividends or other distributions with respect to any shares of its capital stock or redeemed or purchased, directly or indirectly, any shares of its capital stock, any options or any other rights to acquire any of its equity interests;

(e) taken any other action or entered into any other transaction (including any transactions with employees, shareholders or Affiliates) other than in the Ordinary Course of Business or other than the transactions contemplated by this Agreement and the Ancillary Agreements;

(f) (i) increased the salary, wages or other compensation rates of any officer, employee, director or consultant, (ii) made or granted any increase in benefits under any Employee Plan, or amended or terminated any existing Employee Plan, or adopted any new Employee Plan or (iii) made any commitment or incurred any liability to any labor organization;

(g) made any capital expenditures in excess of $1,000 in the aggregate or any commitments therefor;

(h) made any change in accounting or Tax principles, practices or policies from those utilized in the preparation of the Financial Statements;

(i) made, changed or rescinded any Tax election;

(j) made any write off or write down of or made any determination to write off or write down any of its assets and properties;

(k) made any change in its general pricing practices or policies or any change in its credit or allowance practices or policies;

(l) entered into any amendment, modification, termination (partial or complete) or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed in the Disclosure Schedule;

(m) commenced or terminated any line of business;

(n) received notice from any customer or supplier that such customer or supplier has ceased, may cease or will cease to do business with it; or

(o) (i) delayed, or taken any action to delay, payment of any accounts payable of the Company or failed to pay any accounts payable of the Company when due in accordance with their terms, or (ii) accelerated, or taken any action to accelerate, the payment of any accounts receivable of the Company or the collection of customer deposits by the Company.

5.9. Labor Matters.

(a) Union and Employee Contracts. (i) The Company is not a party to or bound by any union contract, collective bargaining agreement or other similar type of contract; (ii) the Company has not agreed to recognize any union or other collective bargaining representative; and (iii) no union or collective bargaining representative has been certified as representing any employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Company. Neither the Company nor any of its predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years and to the Company’s Knowledge there are no facts or circumstances that might lead to any such labor dispute. The Company is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement or other similar type of contract.

(b) List of Employees, Etc. Section 5.9(b) of the Disclosure Schedule sets forth a list of all officers, directors, employees (which term shall include any managing director), consultants and independent contractors of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities other than the then current accrual of regular payroll compensation, and any potentially existing change-in-control clause. The Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice or cause and without further liability to the Company. To the Company’s Knowledge, no employee of the Company intends to terminate his or her employment relationship with the Company.

(c) WARN Act. With respect to the employees of the Company, during the last twelve months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law.

(d) IRCA. To the Company’s Knowledge, all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the previous three years, were legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all employees. Further, at all times, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e) Unemployment, Social Security and Other Benefits. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(f) Former Employment Arrangements. To the Company’s Knowledge, no employee of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer.

(g) Manuals, Handbooks, Policies, Etc. True and complete copies have been made available to the Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

(h) Compliance and Investigations. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(i) Effect of Execution and Delivery. None of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(j) Effect of Other Agreements. To the Company’s Knowledge, no current employee or current officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer or director of the Company or (ii) the ability of the Company to conduct the business now being conducted by it.

5.10. Employee Benefit Plans.

(a) Section 5.10(a) of the Disclosure Schedule sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, enhanced redundancy or other severance schemes, share incentive schemes, share option schemes, bonus or profit sharing schemes, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans”, respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) True and complete copies of the following materials have been delivered or made available to the Purchaser: (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Purchaser.

(c) Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company. All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. There is no pending or threatened assessment, Action, complaint, proceeding, or investigation of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one. The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under any Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Neither the Company nor any member of the Controlled Group currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(g) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date. With respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any insurer are imminent.

(h) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code. No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(i) The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(j) All Employee Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder.

(k) The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States. The Company does not currently maintain, contribute to or is not otherwise obligated under, nor in the past has it maintained, contributed to or was otherwise obligated under, any Foreign Plans.

5.11. Environmental. The Company is presently and has been at all times in compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations, or its business, and, to the Company’s Knowledge, there exists no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

5.12. Contracts. Section 5.12 of the Disclosure Schedule sets forth all of the Contracts (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness of the Company or granting of Liens on any property or asset of the Company (including any such contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person by the Company; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any shareholders, directors, officers, employees of the Company or its respective Affiliates or Affiliates of any Seller; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or services of or by the Company (including, without limitation, computer hardware or software or other property or services) in excess of $10,000; (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property of or by the Company; (i) providing for any offset, countertrade or barter arrangement with respect to the Company; (j) involving a distributor, sales representative, broker, franchise or advertising arrangement with respect to the Company; (k) involving a joint venture of the Company; (l) involving management services, consulting services, support services or any other similar services of or by the Company, including, without limitation, service agreements under which the Company is required to provide services to insurers, self insured employees or any governmental or private health plan, managed care plan or other similar Person; (m) involving the acquisition of any business enterprise by the Company, whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement of the Company. The Company has provided to the Purchaser true and complete copies of each such Contract, as amended to date. Each Contract listed in Section 5.12 of the Disclosure Schedule (or required to be listed thereon) is a valid, binding and enforceable obligation of the Company enforceable in accordance with its terms, subject to General Enforceability Exceptions. With respect to the Contracts listed in Section 5.12 of the Disclosure Schedule (or required to be listed thereon): (a) neither the Company nor, to the Company’s Knowledge, any other party thereto, is in material default under or in violation of any Contract; (b) no event has occurred with respect to the Company or, to the Company’s Knowledge, with respect to any counterparty, which, with notice or lapse of time or both, would constitute such a default or violation; and (c) the Company has not released any of its rights under any Contract. Section 5.12 of the Disclosure Schedule also sets forth a (i) true, accurate and complete list of all referrals as of the date of this Agreement for which PSL receives, has received, or is eligible to receive referral revenue under the Paybridge Contract, and (ii) true and accurate list of referrals as of the date of this Agreement for which PSL has had significant communications surrounding a potential agreement to market services provided by or purchase services from PayBridge. As used herein, “Existing Paybridge Referrals” shall mean the referrals contemplated in clause (i) of the immediately preceding sentence, and the referrals contemplated in clause (ii) of the immediately preceding sentence that enter into an agreement to market services provided by or purchase services from PayBridge on or before March 31, 2009, as further described in Section 5.12 of the Disclosure Schedule.

5.13. Permits. Section 5.13 of the Disclosure Schedule sets forth a true and complete list and description of all Permits issued to the Company and used in the conduct of its business. The Company is in compliance with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to the Company’s Knowledge, threatened termination, expiration or revocation of any such Permits. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Sellers of their respective obligations hereunder or thereunder will invalidate or adversely affect any such Permits. There are no other Permits that are necessary or required for the conduct of the business of the Company.

5.14. Intellectual Property.

(a) Section 5.14 of the Disclosure Schedule sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Intellectual Property: (i) patents; (ii) registered trademarks and applications therefor; (ii) registered copyrights and applications therefor; and (iv) Internet domain names. Any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of the Intellectual Property and due before the Closing have been paid in full through the Closing, and no such fees are due in the two-month period after the Closing. All actions required to record each owner throughout the entire chain of title of all of the Intellectual Property required to have been listed on Section 5.14 of the Disclosure Schedule with each applicable Governmental Authority up through the Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.

(b) The Company owns and possesses all right, title and interest in and to the Intellectual Property (other than Intellectual Property licensed to the Company, for which it has a valid leasehold or licensee interest), free and clear of all Liens. The Company has the sole and exclusive right to use the Intellectual Property (other than Intellectual Property licensed to the Company, for which it has a valid leasehold or licensee interest) for the life thereof. No claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the Company’s Knowledge, is threatened and, to the Company’s Knowledge, there are no grounds for the same. No loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable. Neither the Company nor any Seller has received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property. The Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any Person and neither the Company nor any Seller is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the business of the Company, nor has the Company or any Seller received any demand or request that the Company license any rights from any Person.

(c) The Intellectual Property comprises all of the intellectual property rights used in or necessary for the operation of the business of the Company as conducted or proposed to be conducted. The transactions contemplated by this Agreement and the Ancillary Agreements will have no adverse effect on the Company’s right, title and interest in and to the Intellectual Property. To the Company’s Knowledge, the owners of any intellectual property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the intellectual property subject to such licenses. Except pursuant to a Contract set forth in Section 5.12 of the Disclosure Schedule, the Company has not licensed or otherwise granted any right to any Person under any Intellectual Property owned by the Company or has otherwise agreed not to assert any such Intellectual Property against any Person.

(d) All Information Systems used by the Company in the conduct of its business are owned, controlled and operated by the Company and are not wholly or partly dependent upon any Information System of any other Person (other than the Internet).

5.15. Insurance. Section 5.15 of the Disclosure Schedule sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. Such policies are in full force and effect, and the Company is not in default under any of them. No notice of cancellation or termination or non renewal has been received with respect to any such policy. During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance. No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth in Section 5.15 of the Disclosure Schedule. The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party. No insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and to the Company’s Knowledge, no such proceeding with respect to any such carrier is imminent.

5.16. Financial Statements.

(a) Section 5.16(a) of the Disclosure Schedule sets forth true and complete copies of (i) the audited balance sheet of the Company as of December 31, 2007, and the related audited statements of income, retained earnings and cash flows for the fiscal year ended December 31, 2007, and (ii) the unaudited balance sheet of the Company as of October 31, 2008, and the related unaudited statements of income, retained earnings and cash flows for the 10-month period then ended (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared in accordance with GAAP (except in the case of unaudited statements, for normally recurring year-end adjustments and the absence of footnotes, which adjustments and footnotes would not be material, either individually or in the aggregate) consistently applied throughout the periods indicated and reviewed by the management of the Company. The Financial Statements were derived from the books and records of the Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects.

5.17. Undisclosed Liabilities. The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, and whether due or to become due) arising out of transactions or events, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events entered into by the Sellers or the Company, which, in each case, would be required to be reflected in the Company’s financial statements (including the Financial Statements) prepared in accordance with GAAP, except: (a) liabilities actually reflected in the Financial Statements; and (b) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business, none of which relates to (i) breach of Contract by the Company, (ii) breach of warranty by the Company, (iii) infringement by the Company, (iv) violation of Law by the Company or (v) any environmental liability.

5.18. Bank Accounts. Section 5.18 of the Disclosure Schedule sets forth a true and complete list of the name and address of (a) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of the Company.

5.19. Product Liability and Warranty.

(a) Each product or service sold or otherwise delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against, or recall by, the Company) for replacement or repair of any such products or services or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth in the Financial Statements. No product manufactured, sold, leased or delivered, and no service provided, by the Company is subject to any recall or any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Section 5.19 of the Disclosure Schedule sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Company (containing applicable guaranty, warranty and indemnity provisions). There have been no recalls of any of the products manufactured, sold, distributed, leased, delivered or provided by the Company and there exists no basis that could result in any such recalls.

(b) The Company has no liability, and there is no basis for any present or future Action against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product or service manufactured, sold, distributed, leased, delivered or provided by the Company.

5.20. Indebtedness. Section 5.20 of the Disclosure Schedule sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company as of the date of this Agreement.

5.21. Taxes.

(a) All Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company have been filed when due in accordance with all applicable Laws.

(b) All Returns with respect to Pre-Closing Tax Periods (i) correctly and completely reflect the income, business, assets, operations, activities and status of the Company, (ii) were correct and complete in all respects and (iii) have been prepared in accordance with all applicable Laws. The Company is not currently a beneficiary of any extension of time within which to file any Return.

(c) All Taxes owed by the Company (whether or not shown as having been due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

(d) No Return of the Company with respect to any Pre-Closing Tax Period has ever been audited by any Taxing Authority.

(e) There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company in respect of any Tax.

(f) The Company has no Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Pre-Closing Tax Periods or Pre-Closing Straddle Periods, except for Tax liabilities reflected in the Financial Statements and Tax liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(g) Neither the Company nor any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Exceptions.

(i) The Company has not been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. The Company is not liable for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(j) Section 5.21(j) of Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company.

(k) Neither the Company nor any Seller has received notice of any claim by a Taxing Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction or Taxing Authority.

(l) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(m) The Company has disclosed on its federal income Tax Returns (to the extent applicable) all positions taken in such Returns that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign law), (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(o) The Company is not a party to any Tax allocation or sharing agreement or arrangement.

(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not distributed the stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(q) The Company has not participated in a reportable transaction as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) and (c)(3) (or any predecessor provision thereto).

(r) Since February 2, 2003, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and in each state where the Company is required to file income Tax Returns at all times since February 2, 2003 up to and including the date hereof. The Company has no qualified subchapter S Subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S Subsidiary.

5.22. Customers. All material customers continue to be customers of the Company and none of such material customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 2007, and to the Company’s Knowledge, no such reduction will occur. Since December 31, 2007, no material customer has terminated its relationship with the Company or has threatened to do so. The Company is not involved in any claim, dispute or controversy with any material customer. The Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

5.23. Disclosure. The Sellers have not withheld from the Purchaser any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business. This Agreement (including the Disclosure Schedule) does not, and no Closing Certificate will, contain any untrue statement of a material fact or, to the Company’s Knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Principals have delivered to the Purchaser a true and complete copy of each document disclosed or required to be disclosed in the Disclosure Schedule.

5.24. Related Party Transactions. None of the Company, the Sellers or any of their respective Affiliates, nor any current or former director, officer or employee of the Company, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company, or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of its business, or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company. There is no outstanding Indebtedness owed to the Company from any current or former director, officer, employee or consultant of the Company or any Seller or any of their respective Affiliates.

5.25. Brokers. Except for Strategic Equity Group (the fees of which will be paid entirely by the Sellers or will constitute Selling Expenses), no Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any Seller in connection with the negotiations relating to the transactions contemplated by this Agreement.

VI. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

6.1. Existence and Good Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

6.2. Power. The Purchaser has the corporate power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the Ancillary Agreements.

6.3. Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Sellers or any other party thereto, represent the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to General Enforceability Exceptions.

6.4. No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) violate or conflict with the Purchaser’s Certificate of Incorporation (or equivalent document) or Bylaws (or equivalent document) or any Law or Order, or (b) subject to the consents identified in Section 9.1(i) below, violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or Contract to which the Purchaser is a party or by which any of its assets or properties are bound.

6.5. Consents. Except as set forth in Section 9.1(i), no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

6.6. Purchaser Shares; SEC Reports. Upon issuance, the Purchaser Shares will have been duly authorized and validly issued and be fully paid and non-assessable. The Purchaser has timely filed, and on the Closing Date will have timely filed, all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since December 31, 2007.

6.7. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Sellers will become obligated to pay a fee or commission.

6.8. Senior Debt. As of the date of this Agreement, no default or event of default exists under any Senior Indebtedness of the Purchaser, and subject to obtaining the consents contemplated by Section 9.1(i) below, no such default or event of default will exist as of the Closing Date. Based on the Purchaser’s forecasts made in good faith, the Purchaser does not anticipate that any default or event of default will occur under any Senior Indebtedness of the Purchaser as a result of the Closing or at any time thereafter through the date which is one hundred thirty (130) days after the Closing Date, whether resulting from the payment or the Holdback Amount, the Second Cash Purchase Price or otherwise. For purposes of the foregoing, “Senior Indebtedness of the Purchaser” means the principal of (and premium, if any) and interest on (a) all indebtedness of Purchaser or the Company for money borrowed from any bank, merchant bank, savings and loan, insurance company, finance company, credit union, investment bank, broker-dealer, or other financial institution of any nature whatsoever, or any affiliate thereof, whether outstanding on the date of execution of this Agreement or thereafter created, assumed or incurred (with respect to the Purchaser), or created assumed or incurred by the Company after the Closing, including, without limitation, all indebtedness evidenced by that certain (i) Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, between the Purchaser and RBS Citizens, National Association, and (ii) Securities Purchase and Loan Agreement, dated November 30, 2007, by and among the Purchaser, Woodside Capital Partners IV, LLC, Woodside Capital Partners IV QP, LLC, Woodside Capital Partners V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), Woodside Capital Partners V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank), and Woodside Agency Services, LLC, as collateral agent, and (b) any deferrals, renewals, increases, extensions or refinancings of any such Senior Indebtedness. As used herein, “indebtedness of Purchaser or the Company for money borrowed” means any obligation of, or any obligation guaranteed by, the Purchaser or the Company for the repayment of money borrowed, whether or not evidenced by bonds, debentures, notes or other written instruments, any capitalized lease obligation and any deferred obligation for payment of the purchase price of any property or assets (but with respect to the Company, only such obligations or guarantees created, incurred or assumed after the Closing).

VII. TAX MATTERS

7.1. Returns.

(a) The Sellers shall prepare (or cause to be prepared) all income Tax Returns of the Company for which the taxable year would end on the Closing Date. The Sellers shall provide a copy of such Returns (including any related workpapers or other relevant item) to the Purchaser within 30 days prior to their filing. If the Purchaser has any comments to any such Return, then the Purchaser shall deliver such comments in writing to the Principals within 15 days after the Purchaser’s receipt of such Return. The Sellers agree to incorporate all reasonable comments made by the Purchaser to such Return, as determined by the Principals in their reasonable discretion. If the Purchaser does not provide any comments in writing to the Purchaser within the time period specified above, then such Return shall be final, binding and non-appealable by the Purchaser.

(b) The Purchaser shall prepare (or cause to be prepared) all other income Tax Returns of the Company that are due with respect to any Pre-Closing Tax Period or Straddle Period. Not less than 30 days prior to filing any such Return, the Purchaser shall provide a copy of such Return to the Principals. If the Principals have any comments to such Return, then the Principals shall deliver such comments in writing to the Purchaser within 15 days after the Principals’ receipt of such Return. The Purchaser agrees to incorporate all reasonable comments made by the Principals to such Return, as determined by the Purchaser in its reasonable discretion. If the Principals do not provide any comments in writing to the Purchaser within the time period specified above, then such Return shall be final, binding and non-appealable by the Sellers.

(c) Upon finalization of a Return pursuant to this Section 7.1, the Sellers or the Purchaser, as applicable, shall timely file such Return. The Sellers shall pay all Taxes owed with respect to such Return (or, in the case of a Return for a Straddle Period, Taxes attributable to the Pre-Closing Straddle Period in accordance with Section 7.2 below) within five days of the Purchaser’s request therefor.

7.2. Apportionment of Taxes.

(a) General. For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned with respect to such Straddle Period based on the period ending on the Closing Date (the “Pre-Closing Straddle Period”) and the period that begins on the day after the Closing Date (the “Post-Closing Straddle Period”) in accordance with this Section 7.2.

(b) Pre-Closing Straddle Period Calculation. The portion of Tax attributable to the Pre-Closing Straddle Period:

(i) In the case of any Taxes other than sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period.

(ii) In the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, will be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.

(iii) To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be (A) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period or (B) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date.

(iv) In the case of a Tax that is (A) paid for the privilege of doing business during a period (a “Privilege Period”) and (B) computed based on business activity occurring during an accounting period ending prior to the Privilege Period, any reference to a “Tax period,” a “tax period” or a “taxable period” shall mean such accounting period and not the Privilege Period.

(c) Post-Closing Straddle Period Apportionment. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner to the calculation of the portion of Tax attributable to a Pre-Closing Straddle Period described in Section 7.2(b).

(d) Liability. The Sellers will be liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period, whether or not shown on any Returns, which shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

(e) Transfer Taxes. All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Purchaser or the Company in connection with this Agreement (“Transfer Taxes”) will be borne and paid by the Sellers when due, and the Sellers, will cause to be filed all necessary Returns and other documentation with respect to all such Transfer Taxes.

7.3. Cooperation; Audits. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Sellers or the Company for all Pre-Closing Tax Periods, the Purchaser and the Company, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Sellers shall within ten days of the Purchaser’s request therefor deliver any information required to be reported by the Purchaser or the Company pursuant to Section 6043A of the Code. Any Party that receives notice of any audit examination or any other administrative or judicial proceeding relating to the Tax liabilities of the Sellers or the Company for any Pre-Closing Tax Period or Straddle Period shall promptly provide the other Parties with a copy of such notice.

7.4. Certain Controversies. Notwithstanding Section 10.2, the Purchaser (or the Company after the date hereof), at its sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter that does not relate solely to a Pre-Closing Tax Period before the IRS or any other Taxing Authority and will have the sole right to extend or waive the statute of limitations with respect to such a Tax Matter and to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Purchaser (or the Company after the date hereof) will not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the indemnification obligations of the Sellers hereunder without the prior written consent of the Sellers, which consent may not be unreasonably withheld or delayed. The Purchaser shall, in good faith, allow the Sellers to consult with the Purchaser regarding the conduct of or positions taken in any such proceeding.

7.5. Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

VIII. CERTAIN COVENANTS AND AGREEMENTS

8.1. Pre-Closing Covenants.

(a) Access to Information. Until the Closing, the Sellers shall, and shall cause the Company and its respective representatives to, (i) afford the Purchaser and its counsel, accountants, lenders and other representatives (collectively, “Purchaser’s Advisors”) full and free access to the Company’s personnel, customers, suppliers, landlords, properties, facilities, offices, contracts, books and records, permits and other documents and data during normal business hours and upon reasonable notice, (ii) furnish the Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, permits and other existing documents and data as the Purchaser may reasonably request and (iii) furnish the Purchaser and Purchaser’s Advisors with such additional financial, operating and other data and information as the Purchaser may reasonably request. Any such access shall be conducted at the Purchaser’s expense, and shall be managed by and conducted through the Sellers and subject to such additional limitations the Sellers may reasonably require to prevent the unreasonable disruption of the Company’s business.

(b) Conduct of Business in Normal Course. The Sellers covenant and agree to (i) use commercially reasonable efforts to keep the Company’s present business organization intact, (ii) use commercially reasonable efforts to keep available the services of the present officers, employees and agents of the Company, (iii) use commercially reasonable efforts to preserve present relationships and good will with suppliers, customers, landlords, creditors, employees, agents and other Persons having business dealings with the Company, (iv) generally operate the business of the Company in the Ordinary Course of Business, (v) maintain the Company’s books and records in accordance with good business practice and GAAP, (vi) maintain all Permits necessary for the conduct of the Company’s business and (vii) use reasonable efforts to operate the Company in such a manner as to cause the representations and warranties relating to the Company set forth in this Agreement to be true and correct in all material respects as of the Closing. The Sellers covenant and agree that, except as otherwise expressly contemplated by this Agreement, required by applicable Law or as specifically consented to in writing by the Purchaser, the Sellers shall not undertake, and shall use commercially reasonable efforts not to permit, any action that would (x) require disclosure under Section 5.8 that has not been made in Section 5.8 of the Disclosure Schedule (if any), (y) result in a breach of the representations and warranties contained in Section 5.8 or (z) likely result in a material adverse effect on the Company’s condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects.

(c) Notification of Certain Matters. The Sellers, on the one hand, and the Purchaser, on the other hand, agree to give prompt notice to the other of (i) any circumstance that would likely cause any of such Party’s representations or warranties contained in this Agreement to be untrue or inaccurate, (ii) any failure on such Party’s part to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder and (iii) any circumstance that may make the satisfaction of the conditions in Article IX impossible or unlikely.

(d) Commercially Reasonable Efforts. Prior to the Closing Date or the earlier termination of this Agreement, (i) the Parties agree to use commercially reasonable efforts to obtain the closing deliverables specified in this Agreement necessary to consummate the transactions contemplated hereby, and (ii) the Sellers agree, and agree to cause the Company to, reasonably cooperate in the Purchaser’s efforts to obtain any required consent of the Purchaser’s lenders to the transactions contemplated by this Agreement and the Ancillary Agreements, which cooperation may include, without limitation, the execution and delivery by the Sellers of subordination agreements with respect the deferred payments under this Agreement or any Ancillary Agreement (other than any Employment Agreement) such as the Holdback Amount, the Second Cash Purchase Price and the Notes (but not any payments due at the Closing). Prior to the Closing Date or the earlier termination of this Agreement, the Purchaser agrees to use its commercially reasonable efforts to obtain any required consent of the Purchaser’s lenders to the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, the failure to obtain such consent, in and of itself, shall not constitute a breach of any of the Purchaser’s covenants or agreements set forth in this Agreement.

8.2. Post-Closing Covenants.

(a) Purchaser Shares. No Seller will transfer any Purchaser Shares in the absence of a Conversion Transaction or an effective registration statement unless such Seller has furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition does not require registration of such Purchaser Shares under the Securities Act, or the Purchaser determines that such opinion of counsel is unnecessary. The Purchaser will not require opinions of counsel for transfers of Purchaser Shares made pursuant to Rule 144 under the Securities Act if the Purchaser is provided with any certificates or other evidence of compliance with Rule 144 under the Securities Act reasonably required by it in connection with such transfer (including a copy of the relevant Form 144).

(b) Retained Accounts Receivable. If the Purchaser or the Company receives any payment on account of or relating to any Retained Accounts Receivable, then such payment shall be the property of, and shall be promptly forwarded and remitted to the Sellers. The Purchaser and the Company shall promptly endorse and deliver to the Sellers any cash, checks or other documents received by the Purchaser or the Company on account of any such Retained Accounts Receivable. All payments received by the Company after the Closing Date from any Person that is a debtor under any Retained Account Receivable will be (i) applied to the specific invoice number to which such payment relates or (ii) in the absence of any such specific invoice number, deemed to be a payment on the Retained Account Receivable and will, until the same has been paid in full, not be applied by the Purchaser or the Company to any other debt or obligation of such Person, including any account receivable of the Company arising after the Closing Date. The Purchaser and the Company shall advise the Sellers (promptly following the Purchaser or the Company becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Retained Accounts Receivable.

(c) Bonus Pool.

(i)  For all Measurement Periods containing Excess EBITDA, the Company shall pay to its employees an aggregate amount equal to 10% of Excess EBITDA (each, a “Bonus Payment”) to be allocated among the Company’s employees (or any of them) as determined by the Principals in their reasonable discretion. Each Bonus Payment, if any, shall be paid by the Company to such employees within 60 days of determination of the amount of Excess EBITDA. For the avoidance of doubt, the actual amount of the Bonus Payment for any Measurement Period shall not be treated as an expense of the Company for purposes of calculating the Adjusted EBITDA for any applicable Measurement Period.

(ii) In addition to the Bonus Payments, the Company shall be entitled to pay to its employees (other than Stephan or Norman) the following bonuses or incentive compensation:

(A)	For the year ending December 31, 2008, bonuses or incentive compensation (including any Bonus Amounts paid at Closing) in an aggregate amount not to exceed $156,000;

(B)
For the First Measurement Period, bonuses or incentive compensation (including any amounts paid during such First Measurement Period pursuant to clause (A) above) calculated in a manner consistent with the Company’s historical practices, and in an aggregate amount not to exceed 8.5% of the Company’s aggregate payroll expenses for such First Measurement Period; and

(C)
For the Second Measurement Period, bonuses or incentive compensation calculated in a manner consistent with the Company’s historical practices, and in an aggregate amount not to exceed 8.5% of the Company’s aggregate payroll expenses for such Second Measurement Period.

For the avoidance of doubt, the amount of bonuses and incentive compensation paid pursuant to this Section 8.2(c)(ii) shall be included in calculating the Adjusted EBITDA for any applicable Measurement Period.

(d) Operations During the Measurement Periods. During the Measurement Periods, the Purchaser shall not divert any business from the Company to the Purchaser’s other Affiliates unless: (i) the Company (A) has engaged in any unlawful conduct, (B) committed any act that could reasonably be expected to materially damage the reputation of the Purchaser or its Affiliates, or (C) acted with gross negligence in providing or failing to provide client services; or (ii) both Stephan’s and Norman’s employment with the Company ceases as a result of a Termination For Cause and/or a resignation that is not a Resignation For Good Reason (each as defined in the applicable Employment Agreement). This Section 8.2(d) shall not limit the Purchaser’s rights under any of the Ancillary Agreements, including, without limitation, any of the Employment Agreements, and shall not prevent any Affiliate of the Purchaser from accepting business that is moved from the Company at the request of the Company (other than at the direction of the Purchaser) or any of its customers or clients.

(e) Access to Books and Records. After the Closing, the Purchaser will direct the Company to (i) retain all of the Company’s material books and records in existence on the Closing Date, and not destroy or dispose of any thereof for a period of seven (7) years commencing on the Closing Date or such longer period as may be required by applicable Law; and (ii) afford the Sellers and their representatives, upon request and with reasonable advance notice, reasonable access to such books and records during normal business hours, and the right to make copies or extracts therefrom, at Sellers’ cost, in each case, to the extent that such request is made for any legitimate business purpose, including, but not limited to, any Seller’s response to a Tax audit.

(f) Solicitation of Certain of the Company’s Customers. The Purchaser acknowledges that the Company derives a portion of its new retirement plan administration business from referrals by insurance agents, registered representatives, brokers, registered investment advisors and other financial advisors who receive commissions or other compensation from the sale of investment and/or insurance products (each, a “Financial Advisor”). After the Closing, and subject to Section 8.2(d) above, neither the Purchaser nor any Affiliate of the Purchaser will, without the prior consent of a Principal, directly or indirectly solicit any customer of the Company that has been referred to it by a Financial Advisor who is then currently engaged or otherwise advising such customer for the purpose of attempting to sell to such customer investment or insurance products.

(g) Closing Date Balance Sheet. Within 30 days after the Closing Date, the Sellers shall prepare (or cause to be prepared), at the Company’s expense, and deliver to the Purchaser an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”), including a trial balance with respect thereto, prepared in accordance with GAAP (except for the absence of footnotes). The Closing Date Balance Sheet shall be prepared using the same principles and procedures used to prepare the unaudited Financial Statements. Upon the Purchaser’s request, the Sellers will provide the Purchaser with true and complete copies of any work papers or other supporting documentation used in connection with preparing the Closing Date Balance Sheet.

(h) Security Deposit; Insurance Premiums.

(i) If and to the extent any amount of the security deposit made by the Company pursuant to that certain Real Property Lease, dated as of September 15, 2005, between the Company, as tenant, and The Realty Associates Fund VIII, L.P., as landlord, is remitted by the landlord and actually received by the Company at the expiration of such Real Property Lease, then the Purchaser agrees to cause the Company to remit such amount to the Sellers, up to a maximum amount of $19,186. Neither the Purchaser nor the Company shall be under any obligation, however, to guaranty the landlord’s remittance of any portion of the security deposit at expiration of the lease or otherwise.

(ii) The Company shall be entitled to terminate its existing Errors and Omissions Insurance Policy (#CME04025113), between the Company, as insured, and Fireman’s Fund, as insurer. If such termination occurs on or after the Closing Date, the Purchaser agrees to cause the Company to remit any refunded premium actually received by the Company under such policy to the Sellers. Neither the Purchaser nor the Company shall be under any obligation, however, to guaranty the insurer’s remittance of any portion of such premium.

(iii) Any remittance made to the Sellers pursuant to this Section 8.2(h) shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

(i) 401(k) Plan. The Company shall be entitled to maintain its existing 401(k) Plan through December 31, 2008, and continue to provide any employer match and profit sharing contributions under such 401(k) Plan in a manner consistent with the Company’s historical practices; provided that, the Company funds such employer contributions accrued through the Closing Date and, thereafter, the Purchaser agrees to accrue and fund (or cause to be funded) such employer contributions accrued thereafter until December 31, 2008 in an aggregate amount not to exceed $11,700 and in a manner consistent with the Company’s accrual and funding of $9,000 per month.

(j) Paybridge Contract. The Principals and/or PSL shall be entitled to retain all Tier 1 Payments and Tier 2 Payments to the extent attributable to the Existing Paybridge Referrals. With respect to all other payments under the Paybridge Contract, including, without limitation, all Tier 1 Payments and Tier 2 Payments, not attributable to the Existing Paybridge Referrals, the Parties agree as follows:

(i) The Principals and/or PSL shall be entitled to retain all Tier 2 Payments; provided, however, if the revenues attributable to any Tier 2 Payment are generated from referrals located in territories in which the Purchaser or any of its Subsidiaries operates, then, unless such referral was previously consented to in writing by the Purchaser, the Principals agree to cause PSL to immediately remit such payment to the Purchaser.

(ii) The Principals agree to cause PSL to assign any and all of its right, title and interest in and to all Tier 1 Payments and all other payments owing to PSL under the Paybridge Contract (exclusive of Tier 2 Payments governed by Section 8.2(j)(i)), including, without limitation, under Section 8 thereof, to the Company in the percentages and during the periods set forth in the table below. Notwithstanding anything to the contrary contained in this Section 8.2(j)(ii), including, without limitation, the table set forth below, on January 1, 2012 and for seven days thereafter (the “Election Period”), the Principals, on behalf of PSL, at their election, by giving timely written notice (the “Buyout Notice”) to the Purchaser, shall have the option to require the Purchaser, within 60 days of receipt of the Buyout Notice (the “Buyout Date”), to pay $25,000 to PSL in exchange for a direct and unconditional assignment by PSL of 100% of all payments contemplated in this Section 8.2(j)(ii) (the “Buyout Option”) and, upon such payment by the Purchaser, or on its behalf, the Principals agree to cause PSL to immediately assign 100% of any and all of its right, title and interest in and to such payments to the Company; provided, however, if the Paybridge Contract has been terminated or is otherwise no longer in effect at any time prior to the Buyout Date or the Buyout Notice is not provided during the Election Period, then the Buyout Option shall be null and void ab initio.

PERIOD	PERCENTAGE OF TIER 1 PAYMENT
Closing Date – 12/31/2009	0%
01/01/2010 – 12/31/2010	25%
01/01/2011 – 12/31/2011	50%
On and after 01/01/2012	75%*
*Notwithstanding anything to the contrary contained in this Section 8.2(j)(ii), if the
Principals, on behalf of PSL, elect the Buyout Option, then immediately after the
Purchaser’s $25,000 payment required in accordance therewith, the percentage shall increase from 75% to 100%.

Any payments actually received by the Company pursuant to this Section 8.2(j) shall be included in the calculation of the Company’s Adjusted EBITDA for any applicable periods. Within 30 days after each calendar quarter, the Principals shall cause PSL to prepare and deliver to the Company and the Purchaser a statement detailing all referrals under the Paybridge Contract and any and all payments received with respect thereto, including, without limitation, all Tier 1 Payments and Tier 2 Payments. Any payments received by PSL and/or the Principals that are owing to the Company under this Section 8.2(j) shall be immediately remitted to the Company. At the request of the Purchaser, the Principals shall request and use commercially reasonable efforts to cause PayBridge to direct all payments owing to the Company under this Section 8.2(j) directly to the Company. Notwithstanding anything to the contrary set forth in this Section 8.2(j), if the Purchaser or the Company (at the direction of the Purchaser) enters into a payroll strategy and/or vendor relationship, whether or not similar to that contemplated by the Paybridge Contract, then the Principals agree to follow, and agree to cause PSL to follow, the Purchaser’s directions as to such new payroll strategy and/or vendor relationship, which may include terminating the PayBridge Contract; provided that, the Parties agree that under such new payroll strategy and/or vendor relationship the Principals or PSL shall be entitled to compensation with respect to the Company’s clients substantially equivalent to what they would have received under this Section 8.2(j) by reference to the Paybridge Contract. The Principals shall cause PSL not to waive any of its rights under, or amend, restate, supplement or otherwise modify, the Paybridge Contract, without the prior written consent of the Purchaser, which shall not be unreasonably withheld.

IX. CONDITIONS TO CLOSING

9.1. Conditions Precedent to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of the Sellers contained in this Agreement that are not expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Sellers contained in this Agreement that are expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Purchaser, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

(b) Covenants Performed. The Sellers and/or the Company shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Sellers and/or the Company on or before the Closing Date.

(c) Compliance Certificate. The Purchaser shall have received a certificate signed by the Sellers certifying as to the matters set forth in Sections 9.1(a) and (b).

(d) Consents. The Sellers or the Company, as applicable, shall have obtained all of the Consents listed in Sections 4.4 and 5.4(b) of the Disclosure Schedule, and provided copies of such Consents to the Purchaser.

(e) [intentionally omitted];

(f) No Injunction, etc. There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Purchaser or the Company if the transactions contemplated by this Agreement are completed.

(g) The Sellers’ Closing Deliverables. The Sellers shall have delivered or caused to be delivered to the Purchaser the items listed in Section 3.2.

(h) Material Adverse Effect. Since December 31, 2007, there shall have been no change, event or condition of any character (whether or not covered by insurance) that, in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects of the Company, and the Purchaser will have received a certificate attesting thereto duly executed by the Sellers.

(i) Lender Consent. The Purchaser’s lenders shall have granted any required consents to the transactions contemplated by this Agreement and the Ancillary Agreements, without any adverse conditions or stipulations on the Purchaser or any of its Affiliates, as determined by the Purchaser in its sole discretion.

9.2. Conditions Precedent to the Sellers’ Obligations. The obligations of the Sellers to sell the Shares are subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties True. Each of the representations and warranties of the Purchaser contained in this Agreement that are not expressly limited or qualified as to materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Purchaser contained in this Agreement that are expressly limited or qualified as to materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Principals, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

(b) Covenants Performed. The Purchaser shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Purchaser on or before the Closing Date.

(c) Compliance Certificate. The Sellers shall have received a certificate signed by an authorized officer of the Purchaser certifying as to the matters set forth in Sections 9.2(a) and (b).

(d) Consents. The Sellers or the Company, as applicable, shall have obtained all of the Consents listed in Sections 4.4 and 5.4(b) of the Disclosure Schedule.

(e) No Injunction, etc. There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Sellers if the transactions contemplated by this Agreement are completed.

(f) Purchaser Closing Deliverables. The Purchaser shall have delivered or caused to be delivered to the Sellers the items listed in Section 3.3.

(g) Lender Consent. The Purchaser’s lenders shall have granted the consents contemplated by Section 9.1(i) above.

X. REMEDIES

10.1. General Indemnification Obligation.

(a) Sellers’ Indemnification Obligations. Subject to the procedures and limitations set forth in this Article X, the Sellers jointly and severally shall indemnify and hold harmless the Purchaser, the Company and their respective officers, directors, employees, agents and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party based upon, arising out of, or otherwise in respect of: (i) any inaccuracies in or any breach of any representation or warranty of the Sellers contained in this Agreement (other than Article IV hereof) or any Closing Certificate, in each case, determined without regard to any qualification with respect to materiality, material adverse effect or other similar qualification; (ii) any breach of any covenant or agreement of any Seller contained in this Agreement or any Closing Certificate (other than any several indemnification obligation of a Seller described in the immediately following sentence); (iii) any Indebtedness of the Company, Customer Advances, Selling Expenses, or Bonus Amounts not fully paid or taken as a reduction to the Purchase Price; (iv) any obligations or liabilities of the Company, whether incurred before or after the Closing, under the Paybridge Contract (other than those related to the Company’s breach after the Closing of the Company’s obligations under Sections 4 and 9 thereof), including, without limitation, any obligations for indemnification pursuant to Section 10 thereof; or (v) (A) any Taxes of the Company attributable to any Pre-Closing Tax Period or Pre-Closing Straddle Period (to the extent allocable to the Sellers as provided in Section 7.2); (B) all Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (C) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing. Each Seller shall severally indemnify and hold harmless (except that each Principal shall indemnify and hold harmless the Purchaser on a joint and several basis with any Trust for which such Principal is a trustee) each Purchaser Indemnified Party from and against any Losses based upon, arising out of, or otherwise in respect of (1) any inaccuracies in or any breach of any representation or warranty of such Seller (and not of any other Seller) set forth in Article IV hereof, in each case, determined without regard to any qualification with respect to materiality, material adverse effect or other similar qualification, or (2) any breach of any covenant or agreement of such Seller (and not of any other Seller) contained in Section 11.1 or such Seller’s Employment Agreement.

(b) Purchaser’s Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Sellers from and against any and all Losses incurred or suffered by any Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement, in each case, determined without regard to any qualification with respect to materiality, material adverse effect or other similar qualification, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement.

(c) No Contribution. The Sellers shall have no right of contribution from any of the Purchaser Indemnified Parties with respect to any Loss claimed by a Purchaser Indemnified Party.

10.2. Notice and Third Party Liability.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after any Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) has under Section 10.1 that may result in a Loss for which such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give written notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party and, if the Liability Claim relates to a Third Party Claim (as defined below), the Claims Notice must be accompanied by all written communications from the third party relating to the Liability Claim. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party, or except as provided in Section 10.3.

(b) Third Party Claims. If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within ten days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.2(b), then the Indemnified Party may continue to defend the Third Party Claim. Notwithstanding the foregoing, if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, subject to Section 10.3. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.

10.3. Survivability; Limitations.

(a) The representations and warranties of the Sellers and the Purchaser contained in this Agreement or in any Closing Certificate will survive for a period of 18 months following the Closing (the “Expiration Date”); provided, however, that:

(i) the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Authority, Validity and Effect), 4.3 (No Conflict), 4.4 (Consents), 4.7 (Rule 144), 4.8 (Investment Representations), 5.10 (Employee Benefit Plans), 5.11 (Environmental), 5.21 (Taxes), the first sentence of Section 5.4(a) (Title), the first sentence of Section 5.14(b)(i) (Intellectual Property), and Sections 5.17 (Undisclosed Liabilities), 6.3 (Validity and Enforceability), 6.4 (No Conflict) and 6.5 (Consents) will be the longer of the three-year anniversary of the Closing or the expiration of the applicable statute of limitations as extended;

(ii) there will be no Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.2 (Title to Shares), 5.3 (Capitalization of the Company), 5.20 (Indebtedness), 5.25 (Brokers), the first sentence of Section 6.6 (Purchaser Shares; SEC Reports), and 6.7 (Brokers); and

(iii) no Indemnified Party shall be entitled to indemnification with respect to any inaccuracy in or breach of any representation or warranty unless a Claims Notice with respect thereto is given to the Indemnifying Party in accordance with Section 10.2 on or before the applicable Expiration Date, but any Claims pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) Notwithstanding anything to the contrary contained in this Article X:

(i) the Sellers will not have any liability as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than the Special Representations made by the Sellers), until the aggregate amount of all such Losses sustained by the Purchaser Indemnified Parties exceeds $50,000, in which case the Sellers will be liable as set forth in this Agreement for all such Losses exceeding such amount up to the Indemnification Cap; and

(ii) the Sellers’ maximum aggregate obligation to indemnify the Purchaser Indemnified Parties as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than the Special Representations made by the Sellers) shall not exceed an amount equal to fifty percent (50%) of the Gross Proceeds (the “Indemnification Cap”).

(c) Notwithstanding anything to the contrary in this Agreement, any indemnification obligations of the Sellers shall first be drawn from the Holdback Amount and, thereafter, the Sellers will be liable for all indemnification obligations as set forth in this Agreement; provided that, if (i) the Holdback Amount is insufficient to satisfy any Claim(s) or has otherwise been disbursed to the Purchaser and/or the Sellers, and (ii) the Second Cash Purchase Price or either Note is due or matures by its terms not later than sixty (60) days after the date that any Purchaser Indemnified Party first asserts a Claim, then the indemnification obligations of the Sellers with respect to such Claim shall be satisfied by offset against such Second Cash Purchase Price or Note in accordance with Section 10.6 and, only if such offset results in a deficiency with respect to such Claim, will the Sellers be obligated to satisfy the balance of the indemnification obligation by making direct payments.

(d) Each Indemnified Party agrees to use its commercially reasonable efforts to mitigate any Losses for which it seeks to be indemnified.

(e) Prior to asserting any Claim under this Article X, each Indemnified Party shall file or cause to be filed a claim with respect to the Losses in question under any insurance policies which may be maintained by such Indemnified Party or any Affiliate thereof under which coverage may be obtained, and thereafter use commercially reasonable efforts to pursue such claim. If any such insurance policies cover any such Losses, then the Indemnified Party’s right to indemnification under this Article X for such Losses shall be limited to only those amounts in excess of the insurance proceeds actually collected by the Indemnified Party with respect to such Losses, net of the Indemnified Party’s reasonable expenses in collecting such insurance proceeds.

10.4. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.5. Adjustment to the Purchase Price. Any indemnification payments made pursuant to this Article X shall be treated as an adjustment to the Purchase Price, unless otherwise required by Law.

10.6. Set-Off. If the Sellers are obligated to indemnify any Purchaser Indemnified Party and fail to do so directly, then the Purchaser shall be entitled, in addition to any other right or remedy such Purchaser Indemnified Party may have, but subject to the limitations set forth in Section 10.3, to exercise rights of set-off against any amounts due and payable by the Purchaser to the Sellers arising under this Agreement or any Ancillary Agreement (other than any of the Employment Agreements) or that may thereafter be due and payable to the Sellers under this Agreement or any Ancillary Agreement (other than any of the Employment Agreements.

10.7. Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, or any remedies under any applicable federal or state securities laws, after the Closing Date the indemnification rights in this Article X are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided, however, that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement.

XI. MISCELLANEOUS

11.1. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Non-Competition.

(i) Principals Other Than Spiegel. As additional consideration for the Purchase Price, each Principal (other than Spiegel) agrees that, during the Non-Compete Period, he shall not, directly or indirectly, (A) enter into, engage in, consult, manage or otherwise participate in the operation of any business which competes with the business of the Company (as conducted at any time prior to the Closing) within the Restricted Territory; (B) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company (as conducted at any time prior to the Closing) within the Restricted Territory; (C) divert, entice or otherwise take away any existing or potential customers, business, patronage or orders of the Company within or outside the Restricted Territory, or attempt to do so; or (D) promote or assist, financially or otherwise, any Person engaged in any business that competes with the business of the Company (as conducted at any time prior to the Closing) within the Restricted Territory. Nothing contained in this Section 11.1 shall prohibit the Principals from: (I) acquiring or holding at any one time a passive investment of less than two percent of the outstanding shares of capital stock of any publicly traded corporation that may compete with the Company within the Restricted Territory; (II) owning any securities in, or participating in the business of, PSL, as long as such entity limits its activities to marketing, selling and/or providing third-party payroll services; or (III) owning less than 25% individually (or 49.9% in the aggregate when considered with all other Sellers) of the outstanding securities in, or otherwise participating in (but not controlling or directing) the business of, PenChecks, Inc. (it being understood that any Seller who is an officer or director of PenChecks, Inc. must abstain from any decision or vote to change the line of business conducted by PenChecks, Inc. to a line of business that competes, directly or indirectly, with the business of the Company).

(ii) Spiegel. As additional consideration for the Purchase Price, Spiegel agrees that, during the Non-Compete Period, she shall not, directly or indirectly, (A) solicit any of the then-current or former customers or clients of the Company for any business that competes with the business of the Company (as conducted at any time prior to the Closing) within the Restricted Territory, or (B) divert, entice or otherwise take away any then-existing or potential customers of the Company within or outside the Restricted Territory, or attempt to do so.

(b) Non-Solicitation. During the Non-Compete Period, each Principal agrees that he or she shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies, without obtaining written consent of the Company prior to such solicitation or inducement.

(c) Non-Disclosure.

(i) Each Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of performing the Sellers’ respective duties as employees of the Company, use any trade secrets or confidential business and technical information of the Company, any of its subsidiary, affiliated or related companies, or any of its customers or vendors, without limitation as to when or how the Sellers may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. The Sellers specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of any Seller whether compiled by the Company and/or the Sellers, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by any Seller (except in the course of performing their respective duties and obligations to the Company) shall constitute a misappropriation of the Company’s trade secrets. The foregoing confidentiality and restricted-use obligations shall not apply to information which the applicable Seller can demonstrate: (A) is or has become public information through no fault of the Seller, (B) is received by the Seller from a third party having no confidentiality obligations to the Company or its Affiliates, or (C) disclosure is required in response to a valid order by a Governmental Authority (provided that in the event a Seller believes he, she or it is so required to disclose the confidential information, he, she or it shall promptly provide notice of such request or requirement so that the Company or its Affiliates may seek an appropriate order or take other action as it deems appropriate).

(ii) Each Seller agrees that at any time upon the request of the Company, such Seller shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials that contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 11.1(c)(i). If such items are not so returned, then the Company will have the right to charge such Seller for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(d) Acknowledgment and Relief. The Sellers acknowledge that (i) their obligations under this Section 11.1 are reasonable in the context of the nature of the business of the Company and the competitive injuries likely to be sustained by the Company if the Sellers were to violate such obligations, (ii) the covenants in this Section 11.1 are adequately supported by consideration from the Purchaser for the benefit of the Company after the Closing Date, and (iii) the foregoing makes it necessary for the protection of the business of the Company that the Sellers not compete with the Company for the reasonable period contained herein. Accordingly, the Sellers acknowledge and agree that the remedy at law available to the Company for breach of any of the Sellers’ obligations under this Section 11.1 would be inadequate; therefore, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 11.1, without the necessity of proof of actual damage. If it shall be judicially determined that any Seller has violated this Section 11.1, then the period applicable to each obligation that such Seller has been determined to have violated will automatically be extended (for that Seller and no other) by a period of time equal in length to the period during which such violation(s) occurred.

(e) Employment Agreements. The obligations and restrictions set forth in this Section 11.1 are in addition to the provisions of any employment or other agreement between the Company and the applicable Seller that may be entered into from time to time and addresses the same or similar subject matter covered by this Section 11.1 (including, without limitation, the Employment Agreements).

(f) Purchaser Default. If the Purchaser fails to pay to the Sellers (i) the Second Cash Purchase Price in accordance with Section 2.3(a)(ii) above, (ii) the Holdback Amount in accordance with Section 2.3(b) above, (iii) any portion of the principal and interest under the Notes in accordance with the terms and conditions thereof, or (iv) any amounts owing the Sellers under any other Ancillary Agreement, whether or not any such failure results from Purchaser’s compliance with any subordination or intercreditor agreement executed by the Sellers, and in any such case, such failure continues for 30 days after the Purchaser’s receipt of written notice from the Sellers regarding such failure, then the Sellers shall, automatically and without any further action, be released from the restrictions set forth in Section 11.1(a), as applicable; provided that, if the Sellers (or any of the them) breach this Section 11.1 prior to such automatic release, then this Section 11.1(f) will be null and void and of no force or effect whatsoever.

11.2. Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Sellers shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser or the Company may reasonably request in order to implement the transactions contemplated by this Agreement and the Ancillary Agreements.

11.3. Press Release and Announcements. No Seller may issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior approval of the Purchaser; provided, however, nothing in this Section 11.3 will preclude any Seller from making any disclosures necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed in connection with making or obtaining (as the case may) consents from any Governmental Authority.

11.4. Termination.

(a) Right to Terminate. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i) by mutual written consent of the Purchaser, on the one hand, and the Sellers, on the other hand;

(ii) by the Purchaser, if the Sellers shall have breached or failed to perform in any material respect any of their covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Sellers set forth in this Agreement shall not be true in any material respect;

(iii) by the Sellers, if the Purchaser shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true in any material respect;

(iv) by either the Purchaser or the Sellers if the Closing has not occurred by November 30, 2008 other than as a result of any breach of the party attempting such termination, or such other date, if any, as the Purchaser and the Sellers may agree in writing;

(v) by either the Purchaser or the Sellers if any Governmental Authority has issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(b) Effect of Termination. Each Party’s right of termination under Section 11.4(a) is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.4(a), written notice thereof must be given by the terminating Party to all other Parties specifying the provision of Section 11.4(a) pursuant to which such termination is made, and this Agreement will terminate and become void and of no further force and effect and there will be no further liability or obligation on the part of any Party, except that the provisions of this Section 11.4, and Sections 11.5 through 11.11 shall survive any termination of this Agreement. Nothing in this Section 11.4(b) shall relieve any Party of liability for any breach of this Agreement.

11.5. Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

11.6. No Assignment. The rights and obligations of the Sellers under this Agreement may not be assigned without the prior written consent of the Purchaser; provided that, in the event of the death of any Principal, his or her rights under this Agreement may be transferred without the consent of the Purchaser by will or the laws of descent and distribution. The rights and obligations of the Purchaser under this Agreement may not be assigned without the prior written consent of the Sellers; provided that, the Purchaser may, without the consent of the Sellers, assign its rights and obligations under this Agreement (a) for collateral purposes to any lender of the Purchaser (which will not relieve the Purchaser of any of its obligations under this Agreement), (b) to any purchaser of all or substantially all of the assets or the business of the Company (provided that any such assignment to a purchaser that is an Affiliate of the Purchaser will not relieve the Purchaser of any of its obligations under this Agreement), or (c) to any purchaser of all or substantially all of the assets or the business of the Purchaser (provided that any such assignment to a purchaser that is an Affiliate of the Purchaser will not relieve the Purchaser of any of its obligations under this Agreement).

11.7. Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

11.8. Integration, Modification and Waiver. This Agreement, together with the Exhibits, Disclosure Schedule and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

11.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

11.10. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

11.11. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Sellers:

Peter R. Stephan
33 White Sail Drive
Laguna Niguel, California 92677
Facsimile No.: (949) 600-7640

James R. Norman, Jr.
20912 Paseo Olma
Lake Forest, California 92630
Facsimile No.: (949) 600-7641

Rise Spiegel
2172 E. Wellington Ave.
Santa Ana, California 92701
Facsimile No.: (949) 600-7642

with a copy to:

McConnell, Dunning & Barwick LLP
15 Enterprise, Suite 360
Aliso Viejo, California 92656-2655
Attention: Scott E. McConnell, Esq.
Facsimile No.: (949) 900-4401

If to the Purchaser:

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017
Attention: John M. Davis
Facsimile No.: (614) 923-5242

with a copy to:

Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Facsimile No.: (614) 461-4198

11.12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

11.13. Attorney’s Fees. In the event any Party brings an Action to enforce the provisions of this Agreement or any Ancillary Agreement, the non-prevailing Party shall reimburse the prevailing Party for all costs and expenses, including reasonable attorney fees, incurred by it in connection therewith.

11.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title:

THE PENSION GROUP, INC.

By:
Name:
Title:

Peter R. Stephan, individually and as Trustee of The Stephan Family Trust Dated August 2, 1993

James R. Norman, Jr., individually and as Trustee of The Norman Living Trust Dated December 7, 2005

Rise Spiegel, individually and as Trustee of The Rise Norris Spiegel Trust Dated November 16, 2005

EXHIBIT A

Form of Notes

[attached]

EXHIBIT B-1

Form of Stephan Employment Agreement

[attached]

EXHIBIT B-2

Form of Norman Employment Agreement

[attached]

EXHIBIT B-3

Form of Spiegel Employment Agreement

[attached]

EXHIBIT C

Form of Release

[attached]

EXHIBIT D

Form of Guaranty and Security Agreement

[attached]